UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 11, 2005

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-34144	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2005, the Company entered into a Modification Agreement with RBC Centura Bank (the “Bank”) relating to the Company’s credit facility with the Bank. On March 14, 2005, the Company entered into a credit facility with the Bank, the terms of which are governed by the following documents: (i) a Commitment Letter; (ii) a Commerical Promissory Note; (iii) a Loan Agreement; and (iv) a Pledge and Security Agreement. The foregoing documents are collectively referred to as the “Contract,” and were previously disclosed in the Company’s Current Report on 8-K filed March 18, 2005.

The Modification Agreement changes the definition of “EBITDA” in the Contract, and more specifically the Loan Agreement, to eliminate certain special expenses that would not typically reflect the Company’s operating income (or income from operations). These special expenses include (i) unrealized Gain (Loss) on Warrants; (ii) legal and professional fees; (iii) expenses of securities compliance; and (iv) Stock option compensation. The Modification Agreement is filed as Exhibit 10.1 and incorporated herein by reference.

Item 8.01. Other Events.

On November 11, 2005, the Company’s board of directors approved an amendment to the Amended and Restated Bylaws of the Company. The amendment clarifies that the term of service of a director is approximately one year, or until the next Annual Meeting of the Company and until the director’s successor is elected and qualified. The full text of the amendment is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Modification Agreement by and between the Company and RBC Centura Bank dated December 19, 2005.

99.1	First Amendment to the Amended and Restated Bylaws of the Company, approved by the Company’s board of directors on November 11, 2005.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: December 20, 2005

3

EXHIBIT INDEX

Exhibit Number	Description
10.1	Modification Agreement by and between the Company and RBC Centura Bank dated December 19, 2005.

99.1	First Amendment to the Amended and Restated Bylaws of the Company, approved by the Company’s board of directors on November 11, 2005.

4